002 The Putnam Fund for Growth and Income attachment

Results of November 11, 2004
and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January
10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes 		Votes
      				For 		Withheld
Jameson A. Baxter 		556,392,161 	22,273,320
Charles B. Curtis 		556,428,169	22,237,312
Myra R. Drucker 		558,237,438 	20,428,043
Charles E. Haldeman, Jr. 	558,311,369 	20,354,112
John A. Hill 			556,452,041	22,213,440
Ronald J. Jackson 		556,727,156 	21,938,325
Paul L. Joskow 			556,604,491 	22,060,990
Elizabeth T. Kennan 		555,983,117 	22,682,364
John H. Mullin, III 		556,581,406 	22,084,075
Robert E. Patterson 		556,652,242 	22,013,239
George Putnam, III 		555,906,377 	22,759,104
A.J.C. Smith* 			556,032,026 	22,633,455
W. Thomas Stephens 		556,559,133 	22,106,348
Richard B. Worley 		558,479,010 	20,186,471

* Mr. Smith resigned from the Board of Trustees on January
14, 2005.

All tabulations are rounded to nearest whole number.


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

			Votes 		Votes
      			For  		Against 	Abstentions
      			388,179,439 	31,581,251 	158,904,791

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

			Votes 		Votes
      			For 		Against 	Abstentions
      			401,446,288 	18,640,319 	158,578,874


January 10, 2005 meeting

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company
Act was approved as follows:

			Votes 		Votes
      			For 		Against 	Abstentions
      			390,670,991 	32,279,878 	159,460,006


A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

			Votes 		Votes
      			For 		Against 	Abstentions
      			395,547,986 	24,356,040 	162,506,849


All tabulations are rounded to nearest whole number.